UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

RITE AID CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1) Title of each class of securities to which transaction applies:

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This document may contain forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include our high level of indebtedness, our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements, our ability to improve the operating performance of our existing stores in accordance with our long term strategy, our ability to hire and retain pharmacists and other store personnel, the efforts of private and public third-party payors to reduce prescription drug reimbursements and encourage mail order, competitive pricing pressures, continued consolidation of the drugstore industry, changes in state or federal legislation or regulations, the outcome of lawsuits and governmental investigations, general economic conditions and inflation, interest rate movements, access to capital, the ability of Rite Aid to consummate the transaction with The Jean Coutu Group (PJC) Inc. and realize the benefits of such transaction and our ability to assume the senior subordinated notes of The Jean Coutu Group (PJC) USA, Inc. Consequently, all of the forward-looking statements made in this document are qualified by these and other factors, risks and uncertainties. Readers are also directed to consider other risks and uncertainties discussed in documents filed by Rite Aid with the Securities and Exchange Commission. Forward-looking statements can be identified through the use of words such as “may”, “will”, “intend”, “plan”, “project”, “expect”, “anticipate”, “could”, “should”, “would”, “believe”, “estimate”, “contemplate”, and “possible”.

Additional Information and Where to Find It

Rite Aid has filed with the Securities and Exchange Commission a proxy statement in connection with the proposed transaction with the Jean Coutu Group. The proxy statement was mailed to the stockholders of Rite Aid. STOCKHOLDERS OF RITE AID ARE ADVISED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Such proxy statement and other relevant documents may also be obtained, free of charge, on the Securities and Exchange Commission’s website (http://www.sec.gov) or by contacting our Secretary, Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011.

Participants in the Solicitation

Rite Aid and certain persons may be deemed to be participants in the solicitation of proxies relating to the proposed transaction with The Jean Coutu Group (PJC) Inc. The participants in such solicitation may include Rite Aid’s executive officers and directors. Further information regarding persons who may be deemed participants is available in Rite Aid’s proxy statement filed with the Securities and Exchange Commission in connection with the transaction.

Acquiring the Brooks and

Eckerd Drugstore Chains

A Unique Opportunity

for Rite Aid Stockholders

Your vote is needed to create a

more competitive Rite Aid

Forward-Looking Statements

This document contains forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include our high level of indebtedness, our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements, our ability to improve the operating performance of our existing stores in accordance with our long term strategy, our ability to hire and retain pharmacists and other store personnel, the efforts of private and public third-party payers to reduce prescription drug reimbursements and encourage mail order, competitive pricing pressures, continued consolidation of the drugstore industry, changes in state or federal legislation or regulations, the outcome of lawsuits and governmental investigations, general economic conditions and inflation, interest rate movements, access to capital, the ability of Rite Aid to consummate the transaction with the Jean Coutu Group and realize the benefits of such transaction and our ability to assume the senior subordinated notes. Consequently, all of the forward-looking statements made in this brochure are qualified by these and other factors, risks and uncertainties. Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. Forward-looking statements can be identified through the use of words such as “may”, “will”, “intend”, “plan”, “project”, “expect”, “anticipate”, “could”, “should”, “would”, “believe”, “estimate”, “contemplate”, and “possible”.

Additional Information:

Rite Aid has filed with the Securities and Exchange Commission a proxy statement in connection with the proposed transaction with the Jean Coutu Group. The proxy statement was mailed to the stockholders of Rite Aid. STOCKHOLDERS OF RITE AID ARE ADVISED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Such proxy statement and other relevant documents may also be obtained, free of charge, on the Securities and Exchange Commission’s website (http://www.sec.gov) or by contacting our Secretary, Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011.

Participants in the Solicitation:

Rite Aid and certain persons may be deemed to be participants in the solicitation of proxies relating to the proposed transaction. The participants in such solicitation may include Rite Aid’s executive officers and directors. Further information regarding persons who may be deemed participants is available in Rite Aid’s proxy statement filed with the Securities and Exchange Commission in connection with the transaction.

Dear Fellow Stockholder:

In August, your company announced a definitive agreement to acquire from The Jean Coutu Group the approximately 1,850 Brooks and Eckerd drugstores and six distribution centers in the United States. We recently mailed to you proxy material describing the transaction in detail, which we encourage you to review carefully because it contains important information you should consider regarding the proposed acquisition. This brochure provides an overview of the transaction and how we believe it will benefit your company.

Your Board of Directors believes that the proposed transaction is a unique opportunity to greatly expand the Rite Aid chain with good stores in attractive locations and create the scale we need to compete more effectively with our major rivals. Greater scale will make Rite Aid better able to take advantage of the many opportunities for growth in our industry today driven by an aging population, increased use of drug therapy, new potential blockbuster drugs now in development, the proliferation of low-cost generics and the new Medicare prescription coverage. It will also enable us to better withstand both industry and competitive challenges to our business.

By making Rite Aid a national chain with a projected 5,000 stores, nearly $27 billion in annual revenues and a leading position on the East Coast, we believe the transaction provides significant opportunities to achieve substantial cost savings and increase sales to enhance future profitability.

In order for this important transaction to proceed, stockholders must approve the issuance of 250 million Rite Aid shares to The Jean Coutu Group.

Your vote is important, no matter how many or how few shares you may own. We urge you to take a moment of your time to vote “FOR” the three proposals on your ballot – by telephone, by Internet or by signing, dating and returning the enclosed proxy card in the envelope provided.

Thank you for your support.

Robert Miller	Mary Sammons
Chairman	President, CEO and Director

Rite Aid’s Acquisition of the Brooks and Eckerd Chains is a Unique Opportunity

•              Gives Rite Aid the Greater Scale Needed to Compete More Effectively with Our Major Rivals.

•              Strengthens Our Ability to Take Advantage of Opportunities for Growth in Our Industry – and We Believe Rite Aid Has the Experience, Systems and Resources to Make the Most of These Opportunities.

•              Enables Us to Better Withstand Industry and Competitive Challenges.

•              Adds Attractive Stores in Desirable Locations.

•              Provides Opportunities for Significant Cost Savings.

•              Improves Growth and Value Proposition.

Acquisition is in the Best Interests of Rite Aid and Its Stockholders

Your Board of Directors carefully considered the proposed transaction and believes it is in the best interests of Rite Aid and its stockholders for a number of reasons, including:

•              We expect that the acquisition of the Brooks and Eckerd stores will result in increased earnings, starting 12 months after the transaction closes.

•              We expect to generate cost savings of about $150 million a year, starting 12 months after the transaction closes.

•              We expect to generate additional free cash flow after one year – cash that will be available to reduce debt or invest in the business.

•              We expect to reduce our debt ratio to below the level it is today within 12 to 24 months after the close.

•              We expect to see increased sales growth, due to our improved position in the marketplace and ability to use “best practices” across the expanded store network.

$150 million

Annually

Rite Aid After the Acquisition Approximately 5,000 Stores Total

Adding Approximately 1,850

Brooks and Eckerd Stores Will Give

Rite Aid the Greater Scale Needed

to Compete More Effectively

Today greater scale is critically important in the fiercely competitive retail pharmacy business, where the biggest competitors have been steadily absorbing smaller regional and local chains.

•              This transaction will enable Rite Aid to acquire – in a single step – larger scale comparable to our major drugstore competitors.

•              Following the transaction, Rite Aid will have approximately 5,000 stores nationwide and nearly $27 billion in annual revenues – greatly improving our position as the third-largest national drugstore chain.

•              Rite Aid will be the leading drugstore chain on the East Coast.

•              We will acquire attractive stores in desirable locations, further improving our presence in parts of the country where Rite Aid is already well known – and expanding into new areas as an effective competitor from the outset.

•              Greater scale will help us improve our operating results by giving us more purchasing power and by spreading our fixed costs, such as advertising, distribution and corporate administration, over a larger store base.

Vote “FOR” a unique

opportunity for Rite Aid

and our stockholders.

Vote today – by telephone,

by Internet or by signing and

returning the enclosed

proxy card.

Please follow the easy instructions on the enclosed proxy card.

If you have questions or need assistance with voting your shares,

please call the firm assisting us with the solicitation of proxies:

Innisfree M&A Incorporated

Shareholders call toll-free: 1-877-750-5836

Banks and Brokers call collect: 1-212-750-5833